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Exhibit 23.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement of Beazer Homes USA, Inc. on Form S-4 of our report dated November 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the impact of the adoption of Financial Accounting Standards Board Interpretation No. 46) relating to the consolidated financial statements of Beazer Homes USA, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Beazer Homes USA, Inc. for the year ended September 30, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Atlanta, Georgia
August 3, 2005

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  Exhibit 23.10